Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rich Mountain Enterprises Limited

We hereby consent to the use in the Registration Statement on Form 20-F (the “Registration Statement”) of our report dated April 6, 2010, relating to the balance sheet of Rich Mountain Enterprises Limited (the “Company”) as of February 28, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from January 5, 2010 (Inception) through February 28, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
April 12, 2010